EXHIBIT 10.3 ASSET PURCHASE AGREEMENT AMONG POWER TEST CORP. (NOW KNOWN AS GETTY PROPERTIES CORP.), TEXACO INC., GETTY OIL COMPANY AND GETTY REFINING AND MARKETING COMPANY, DATED AS OF DECEMBER 21, 1984.

[Conformed Copy - As Executed]

ASSET PURCHASE AGREEMENT

Dated December 21, 1984

between

Power Test Corp.

and

Texaco Inc., Getty Oil Company, and Getty Refining and Marketing Company

Purchase by Power Test Corp. of assets consisting of the petroleum marketing operations of Getty Oil Company located in the Northeast.

		Page

	Exhibits

Exhibit A.	Withheld Service Stations	3
Exhibit A-1.	Non-withheld Service Stations	5
Exhibit B.	Previously Sold Service Stations	3
Exhibit C.	Transferred Properties	3
Exhibit D.	Leases, Permits and Contracts	3
Exhibit E.	Excluded Assets	4
Exhibit F.	Intentionally Omitted
Exhibit G.	Intentionally Omitted
Exhibit H.	Intentionally Omitted
Exhibit I.	Intentionally Omitted
Exhibit J.	Liabilities and Obligations with Respect to the Operation	13
Exhibit K.	Intentionally Omitted
Exhibit L.	Title; Liens; Encumbrances	21
Exhibit M.	Pending or Threatened Litigation	27
Exhibit N.	Pending Legislation	28
Exhibit O.	Form of Mutual Cancellation Agreement	49
Exhibit P.	Form of Trademark License Agreement	70
Exhibit Q.	Form of Supply Agreement	70
Exhibit R.	Form of Delaware City Handling Agreement	70

	Schedules

Schedule A.	Personal Property	22
Schedule B.	Insurance	22
Schedule C.	Powers of Attorney	23
Schedule D.	Computer Programs; Management, Accounting and Data Processing Systems	23
Schedule E.	Petroleum Product Volumes	23
Schedule F.	Personnel	23
Schedule G.	Real Estate	23
Schedule H.	Product Supply and Distribution	23
Schedule I.	Product Sales	24
Schedule J.	Outside Counsel	24
Schedule K.	Company Operated Stations	24
Schedule L.	Getty Dealer Agreements	24
Schedule M.	Intellectual Property Rights	24

v

Defined Terms

Term	Page

Agreement	1
Alpha Portland	35
Assets	2
Assignment and Assumption Agreement	13
Bills of Sale	15
Buyer	1
Buyer’s Documents	32
Claim	67
Closing	36
Closing Date	36
Closing Time	36
Collateral	33
Collection Period	41
Confidentiality Agreement	19
Consent Decree	1
Contracts	3
Dealer Amortizations	4
Deeds	14
Delaware City Handling Agreement	70
ECRA	28
ECRA Agreement	72
Fee Properties	6
Franchisees	42
FTC	1
GOC Group	1
GOC	1
GRMC	1
Inventory	3
Leased Stations	3
Leases	3
Marketing Equipment	6
Memorandum of Agreement	2
Merger Agreement	31
Mutual Cancellation Agreement	49
Newark Terminal	37
Operation	1
Operative Documents	19
PT Leases	8
Permits	3
PMPA	28
Prime Rate	7
Properties	3
Realty Company	6
Receivables	4
Related Agreements	18
Representatives	39
Second Mortgages and Deeds of Trust	7
Security Agreements	8
Security Instruments	8
Subordinated Note	7

Page

Supply Agreement	70
Territory	1
Texaco	1
Third Party Contracts	17
Trademark License Agreement	70
Trademarks	26

                    THIS ASSET PURCHASE AGREEMENT (the “Agreement”), dated December 21, 1984, is between POWER TEST CORP., a Delaware corporation (“Buyer”), and TEXACO INC., a Delaware corporation (“Texaco”), GETTY OIL COMPANY, a Delaware corporation (“GOC”) and GETTY REFINING AND MARKETING COMPANY, a Delaware corporation (“GRMC”).

                    WHEREAS, Texaco has acquired by merger GOC, which is now an indirect wholly-owned subsidiary of Texaco and the indirect owner, through its subsidiary GRMC, of the Operation (as hereinafter defined), subject to the terms of the Agreement Containing Consent Order between Texaco and the Federal Trade Commission (the “FTC”), dated July 10, 1984 (the “Consent Decree”);

                    WHEREAS, GOC is the owner of the Trademarks (as hereinafter defined) and GRMC conducts the Operation and owns the Assets (as hereinafter defined), other than the Trademarks, of the Operation and GOC and GRMC are hereinafter together referred to as the “GOC Group”;

                    WHEREAS, Texaco, GOC and GRMC desire to sell and Buyer desires to purchase those assets of the GOC Group consisting of the petroleum marketing operations (the “Operation”) of the GOC Group located in the jurisdictions of Maine, New Hampshire, Vermont, Massachusetts, Rhode Island, Connecticut, New York, New Jersey, Pennsylvania, Delaware, Maryland, West Virginia, Virginia and the District of Columbia (the “Territory”) for the consideration provided herein;

                    WHEREAS, Buyer and Texaco entered into a legally binding Memorandum of Agreement dated January 27, 1984 with respect to the purchase and sale of the Operation (the “Memorandum of Agreement”) wherein Texaco and Buyer agreed, notwithstanding the legally binding nature of the Memorandum of Agreement, to execute a more detailed acquisition agreement which when executed and delivered would supersede the Memorandum of Agreement; and

                    WHEREAS, this Asset Purchase Agreement, together with the Related Agreements (as hereinafter defined), Exhibits and Schedules contemplated herein, is the more detailed acquisition agreement contemplated by, and is intended to supersede, the Memorandum of Agreement (except it is not intended to supersede the provisions of Paragraph 23 of the Memorandum of Agreement respecting confidentiality);

                    NOW, THEREFORE, the parties agree as follows:

                    1. Sale and Transfer of Assets. (a) Subject to the terms and conditions of this Agreement, the GOC Group will sell, convey, assign, transfer and deliver, and Texaco will cause to be sold, conveyed, assigned, transferred and delivered, to Buyer and Buyer will purchase, or cause to be purchased as provided in Section 2(a) herein, at the Closing (as hereinafter defined) all of the assets of the Operation existing at the Closing Date (as hereinafter defined) including, without limitation, the following assets (the “Assets”):

(i) all of GRMC’s right, title and interest in all of the real and personal properties (in-

cluding properties which are leased from third parties, including both Lessor-built stations and service stations owned by GRMC on leased land, (collectively, the “Leased Stations”), but excluding the service stations designated on Exhibit A hereto as withheld properties and excluding the stations listed on Exhibit B hereto which have been sold or for which a binding contract to sell has been executed in the ordinary course of business prior to January 27, 1984), including all equipment and fixtures used in the Operation (collectively, the “Properties”), an accurate list of which is set forth in Exhibit C hereto, subject to the adjustment provisions of subsections (c)(i), (c)(iv), (c)(v) and (c)(vii) of this Section 1;

          (ii) all of GRMC’s right, title and interest in, by assignment of, all of the leases and related security deposits (including leases for Leased Stations and dealer leases) (the “Leases”), contracts (including certain consumer contracts and distributorship agreements, but excluding those contracts listed on Exhibit E) (the “Contracts”), licenses, permits and other intangible property rights used in the Operation (the “Permits”), an accurate list of which Leases, Contracts and Permits is set forth in Exhibit D hereto, subject to the adjustment provisions of subsections (c)(ii) and (c)(iii) of this Section 1;

(iii) the exclusive license to use the Trademarks in the Territory as provided for in the Trademark License Agreement (as hereinafter defined);

          (iv) all of GRMC’s right, title and interest in all of the petroleum products and other inventory owned by GRMC and located at the Properties (including the Leased Stations), including product in transit and finished inventory products owned by GRMC and held at third-party locations for use in the Operation on the Closing Date (the “Inventory”), exclusive of tires, batteries and accessories (which shall be retained by GRMC), subject to the adjustment provisions of subsection (c)(vi) of this Section 1;

          (v) copies of all relevant documents owned by GRMC, copies of which are in the possession of Texaco or any member of the GOC Group, pertaining to the Properties (including, without limitation, all certificates of occupancy, surveys and construction drawings), the Leases, Contracts and

Permits, the Inventory, the Receivables (as hereinafter defined) and the use of the Trademarks by the Operation, and all advertising and promotional material, price and product lists, sales records and customer lists;

          (vi) agreements (whether in the form of notes or contracts) by dealers to pay GRMC with respect to improvements on the service stations including the use of the Trademarks at the service stations (the “Dealer Amortizations”) listed on Exhibit D;

(vii) all of GRMC’s right, title and interest to claims and causes of action relating to the Operation which arise on or after the Closing Date; and

          (viii) all of GRMC’s right, title and interest to underground tanks, related piping and other property located in or under real property owned by GRMC’s dealers, the dealers of GRMC’s distributors or GRMC’s consumer customers in the Territory.

                    (b) Notwithstanding anything herein to the contrary, the transaction contemplated by this Agreement does not include (i) the transfer to Buyer by GRMC of the accounts receivable, other than the Dealer Amortizations, of the Operation which originate prior to the Closing Time (as hereinafter defined) (the “Receivables”); or (ii) the transfer to Buyer by the GOC Group of the excluded assets listed in Exhibit E hereto.

                    (c) In addition, certain Assets may be excluded or included under the following provisions:

               (i) in the event that Buyer is not satisfied with the status of title with respect to any of the Properties, Texaco and GRMC shall use their respective best efforts to cure title at their expense, subject to the provisions of the second sentence of Section 9(c) herein, prior to the Closing, or if they cannot so cure title, Buyer, at its option, may exclude the property from the Properties sold hereunder, in which case the value to GRMC at GRMC’s expense (as provided in Section 9(n) herein) in which case the value of such products shall not be included in the final purchase price hereunder; and

          (vii) in the event that any third party exercises a right of first refusal, or an option or other right to acquire any of the Properties prior to the Closing, such Property shall not be transferred and the appraised value of such Property shall not be included in the purchase price hereunder; in the event that such right or option is exercised after the Closing but not more than ninety (90) days after the Closing Date, the purchase price of such Property received by Buyer pursuant to such right or option shall be paid-over by Buyer to GRMC, and the appraised value of such Property shall not be included in the final purchase price pursuant to Section 2(b) herein.

                    2. (a) Estimated Purchase Price; Subordinated Note. The aggregate estimated purchase price of the Assets shall be $69,077,660 plus the value of petroleum products included in Inventory at Closing Time, subject to increase or decrease as provided in Section 2(b) herein. At the Closing, Power Test Realty Company Limited Partnership, a limited partnership organized under the laws of the State of New York (the “Realty Company”), shall purchase all of the service stations and distribution terminals which are owned in fee by GRMC, including the pumps and all fixtures thereon and appurtenances thereto (the “Fee Properties”), and all of the personal property and equipment located at the Leased Stations and third party locations, including pumps, tanks and furniture, and all motor vehicles and other rolling stock owned by GRMC wherever located (the “Marketing Equipment”). Buyer shall purchase all of the other Assets being transferred hereunder. At the Closing, Buyer shall, or shall cause the Realty Company to, deliver (i) a negotiable, subordinated promissory note of the Realty Company payable to GRMC in the principal amount of $35 million (the “Subordinated Note”) which shall be non-recourse with respect to Buyer and (ii), by wire transfer to GRMC, the balance of the aggregate estimated purchase price (subject to any decrease in accordance with Section 8(c) herein) in immediately available funds. The Subordinated Note shall mature six years after the Closing Date with the principal amount payable in eight equal installments on the last business day of each three month period beginning in the fifth year after the date of issuance thereof. The Subordinated Note shall be subordinated only to $35 million principal amount, plus accrued interest, of first mortgage debt (and any renewals or extensions thereof) which debt, and any renewals or extensions thereof, may consist of one or more first mortgages on the Fee Properties aggregating not more than $35 million, incurred by such Realty Company to purchase such assets at the Closing. Such Subordinated Note shall bear interest on the unpaid principal amount thereof at the prime commercial lending rate set by Manufacturers Hanover Trust Company as it may float from time to time (the “Prime Rate”) minus 200 basis points, payable quarterly in arrears, and shall be secured by: (i), at GRMC’s expense (except that Buyer shall pay all mortgage recording taxes), second mortgage liens and security interests on the Fee Properties conveyed to the Realty Company (the “Second Mortgages and Deeds of Trust”),

evidenced by one or more instruments containing covenants customarily required by institutional investors, including, without limitation, the terms required by the Realty Company’s lender; and (ii) first security interests and liens on the Marketing Equipment evidenced by one or more mutually satisfactory security agreements (the “Security Agreements”) (the Security Agreements together with the Second Mortgages and Deeds of Trust are hereinafter referred to as the ‘Security Instruments”). Texaco and GRMC understand that the Realty Company, and not Buyer itself, shall be the mortgagor and debtor under such Security Instruments, and that GRMC, together with the Realty Company’s lender, will enter into customary non-disturbance agreements with respect to the leases (which shall be subordinate to the Second Mortgages and Deeds of Trust) to be entered into between the Realty Company (as lessor) and the Buyer (as lessee) with respect to the Fee Properties (the “PT Leases”). Texaco and GRMC further understand that the Subordinated Note will not be registered under the Securities Act of 1933, as amended, and that the Realty Company will have no obligation to so register the Subordinated Note.

                    (b) Adjustment to Purchase Price. The final purchase price for all of the Assets hereunder shall consist of the sum of:

               (i) the amounts set forth in the appraisals required by Section 2(c) herein for all of the Properties (excluding the Leased Stations) to be transferred to the Buyer or the Realty Company at the Closing, less the amount of any assumptions or payments made by Buyer or the Realty Company pursuant to Section 3(b) herein, except to the extent that the amount of any debt, security interest or lien assumed or paid by Buyer or the Realty Company was expressly deducted in any appraisal made pursuant to Section 2(c) herein; plus

          (ii) the amounts (x) set forth in Section 2(c)(i); (y) to be determined by applying the unit prices provided for in Section 2(c)(i); and (z) to be determined by the appraisals required by Section 2(c)(i) herein for all of the personal property, equipment and fixtures (not included under the appraisals set forth in clause (i) above) to be transferred to the Buyer or the Realty Company at the Closing; plus

CONFIDENTIAL

Omitted and filed separately with the
Securities and Exchange Commission.

(v) the value of the other items included in Inventory at the Closing Time (including Inventory items at third party locations) at the lover of wholesale cost or then current market price; less

(vi) the appraised value of any Properties transferred at the Closing but not to be included in the final purchase price hereunder pursuant to Sections 1(c)(vi) and (vii) herein.

                    Any resulting adjustment to the aggregate estimated purchase price set forth in Section 2(a) herein shall be made by wire transfer of immediately available funds not later than ninety (90) days after the Closing Date and the amount of such adjustment shall bear interest at the Prime

Rate minus 200 basis points from the Closing Date to the date of such payment.

                    (c) Value of Leased Stations and Equipment; Appraisals. (i) The value of the Leased Stations for purposes of this Agreement shall be deemed to be zero. The value of the underground tanks and other personal property (other than motor vehicles and other rolling stock) located at the Fee Properties shall be determined by the appraisals referred to below in this Section 2(c)(i). The value of the underground tanks located at the Leased Stations and at dealer/contract and consumer accounts for purposes of this Agreement shall be deemed to be $2.6 million. The value of all other equipment located on the Closing Date at Leased Stations, distributor, dealer/contract and consumer accounts and at third party locations shall be determined by applying the unit prices for such equipment as set forth in Exhibit C. GRMC’s present estimated aggregate value of such other equipment is $5 million. The value of all furniture, office equipment, supplies and other personal property located on the Closing Date at the distribution terminals transferred to Buyer hereunder shall be determined by applying the unit prices set forth in Exhibit C. GRMC’s present estimated value of such equipment is $250,000. The value of all motor vehicles and other rolling stock shall be the aggregate value of such equipment as more fully set forth in Exhibit C hereto subject to adjustment based on the vehicles and other rolling stock actually delivered to Buyer on the Closing

Date. As of the date hereof, the aggregate value of the vehicles and other rolling stock listed on Exhibit C is $1,499,915. The value of all of the service stations and distribution terminals listed on Exhibit C hereto shall be determined by appraisals based on current use as a service station or distribution terminal, as the case may be, prepared by reputable appraisers jointly selected by GRMC and Buyer and satisfactory to Buyer’s or the Realty Company’s lenders, at GRMC’s expense. Such appraisals shall set forth the current fair market value of the Properties (without deduction for the amount of any debts, security interests or liens on such Properties), except that service stations or distribution terminals which are not on the date hereof in active use shall be appraised based on their highest and best use. The parties hereto acknowledge and agree that they have received copies of such appraisals, a summary schedule of which has been heretofore delivered to the parties, and that the results of such appraisals are accepted by them for purposes of this Agreement, except as noted on the summary schedule. In addition, on or before the Closing, Buyer and GRMC will agree on values of all personal property, equipment and fixtures, other than that which is described above in this Section 2(c)(i) and the Inventory which is to be valued at the Closing Time in accordance with the provisions of Sections 2(b) (iii), (iv) and (v) herein; provided, however, that if Buyer and GRMC are unable to agree on such values then, promptly after the Closing, appraisals shall be prepared by reputable appraisers (who may be employees or representatives of Buyer and GRMC) selected by GRMC and Buyer, at GRMC and Buyer’s joint expense covering all the property described in this sentence.

                    (ii) The amounts set forth in the appraisals provided for in Section 2(c)(i) shall be binding upon the parties for purposes of determining the purchase price hereunder; provided, however, that either Buyer or GRMC may object to any appraisal and request that such appraisal be submitted to arbitration. If arbitration is requested, each of Buyer and GRMC may at its own expense select its own reputable licensed appraiser who shall appraise the property in question, end the appraisal(s) of the new appraiser(s) shall be averaged with the original appraisal, such average amount to be binding on the parties.

                    (iii) In the event that the aggregate amount of the values of the Properties to be transferred at Closing pursuant to this Section 2(c), after giving effect to the adjustments required by Section l(c) herein, is (A) less than $75 million, the purchase price under this Section 2 shall be reduced by an amount equal to the difference between $75 million and the aggregate amount of such appraised values; or (B) greater than $75 million, the purchase price under this Section 2 shall be increased by an amount equal to 50% of the difference between $75 million and the aggregate amount of such appraised values.

                    (d) Reimbursement of Purchase Price. Except as provided in Sections l(c)(vii) and 2(b)(vi) herein, the parties agree that GRMC shall reimburse Buyer or the Realty

Company for one-half of that amount of the purchase price (without any interest) for which Buyer or the Realty Company is not otherwise reimbursed in respect to any assets purchased and paid for by Buyer or the Realty Company hereunder in the event that Buyer or the Realty Company is compelled by any court, agency or other authority, whether state, federal, local or otherwise, to convey, assign or transfer such assets to any distributor or service station dealer. It is specifically agreed by the parties hereto that in such event reimbursement of the purchase price as set forth herein or an adjustment to the final purchase price as provided in Sections 1(c)(vii) and 2(b)(vi) herein shall be Buyer’s and the Realty Company’s sole remedy against Texaco, GOC or GRMC.

                    3. Assumption of Liabilities and Obligations. (a) Buyer agrees that at the Closing (i) it, or the Realty Company, as the case may be, will purchase the Assets and (ii) it will accept the assignment of the Leases, Contracts and Permits and assume all of the obligations set forth in the Leases (including the liability for lessee security deposits), Contracts and Permits, and execute an Assignment and Assumption Agreement (the “Assignment and Assumption Agreement”).

                    (b) Buyer, Texaco and GRMC agree that, if any of the Properties, including equipment, are encumbered by mortgage debt or other security interest or lien, such information shall be disclosed by Texaco and GRMC in Exhibit J hereto and Buyer, or the Realty Company, as the case may be, shall, at its option, either assume the underlying debt and the lien (but only if GRMC is released and discharged from such debt) or require GRMC to discharge, and Texaco to cause the discharge of, such debt and lien, in which case Buyer or the Realty Company, as the case may be, will pay GRMC, in cash, whatever amount is required to satisfy such debt (not in excess of the principal amount of such debt plus accrued interest, any such excess to be paid by GRMC) and release and discharge such lien.

                    (c) Except as set forth above in this Section 3, Buyer and the Realty Company will assume no other liabilities, whether direct or contingent, known or unknown, or disclosed in any Exhibit or Schedule to this Agreement, relating to the Operation.

                    4. Instruments of Conveyance and Transfer; Title Insurance. (a) Conveyance of the real property at the Closing shall be made by special warranty deeds (or the equivalent instruments in the jurisdiction where such real property is located) (the “Deeds”) fully insurable by the title insurance company or companies referred to below; and GRMC shall pay for and affix any documentary taxes which may be required, and shall pay all recording fees and state or local real property gains or transfer taxes (provided that Buyer shall pay all mortgage recording taxes) arising as a result of such conveyances. Real property taxes, personal property taxes, lease rentals (paid or collected) and utilities shall be prorated at the Closing. Such Deeds shall be accompanied by commitments for ALTA title insurance policies in minimum amounts determined by GRMC for the real property, issued by a reputable title insurance company or companies, to be selected by GRMC and obtained at GRMC’s expense, together with a current survey, obtained at GRMC’s expense, of the real property, issued by a duly certified surveyor, acceptable (such that no survey exception will be taken) to the title insurance company issuing the title insurance commitments. It is further understood and agreed that GRMC and Buyer shall share equally in the expense of any title insurance in excess of minimum amounts required for such commitments, covering the Realty Company as the owner in amounts up to the aggregate purchase price of such real property under this Agreement and GRMC as the original holder of the Second Mortgages and Deeds of Trust in amounts aggregating up to $35 million.

                    (b) Conveyances of the personal property at the Closing (including the Inventory) shall be made by Bills of Sale mutually acceptable to Buyer and GRMC (the “Bills of Sale”), and GRMC shall pay all state or local gains or transfer taxes in connection therewith, except as provided in the last sentence of Section 16(b) herein. Such Bills of Sale conveying the personal property (other than the Inventory) may disclaim any warranty other than the warranty of title and may state that such personal property is transferred “AS IS” and “WHERE IS” and “WITHOUT ANY WARRANTIES OF FITNESS AND MERCHANTABILITY.”

                    (c) In addition, at the Closing, GRMC shall deliver to Buyer such endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance satisfactory to Buyer and its counsel, as are effective to transfer to Buyer or the Realty Company, as the case may be, all of GRMC’s right, title and interest in the balance of the Assets free and clear of any lien, security interest, charge or encumbrance (but only if, and to the extent that, payment of money by GRMC, will discharge such lien, security interest, charge or encumbrance in accordance with its terms), subject to Section 3(b) herein.

                    (d) Simultaneously with the delivery of the instruments of conveyance under subsections (a) through (c) of this Section 4, Texaco, GOC and GRMC shall take or cause to be taken all such other steps as are required hereunder to put Buyer or the Realty Company, as the case may be, in actual possession and operating control of the Assets, subject to any leasehold interests set forth in Exhibit D hereto.

                    5. Further Assurances. Buyer and, subject to the provisions of the second sentence of Section 9(c) herein, Texaco, GOC and GRMC each will use its best efforts without further consideration to obtain as promptly as possible written consents to the transfer, assignment or sublicense to Buyer of all agreements, commitments, purchase orders, contracts, licenses, leases, rights, documents and other assets being transferred pursuant hereto where the approval or other consent of any other person may be required and has not yet been obtained. If any such approval or other con-

sent cannot be obtained, or if the parties hereafter agree in writing that it is not in their respective best interests to obtain any such approval or other consent, the parties will enter into such other mutually satisfactory arrangements as will put the parties in substantially the same economic condition as if such approval or other consent had been obtained and the transfer effected on the Closing Date, unless Buyer shall elect, pursuant to Section 1(c) (ii) herein, not to purchase such affected property. Buyer shall cooperate with Texaco and GRMC (including, where necessary, entering into appropriate instruments of assumption as shall be agreed upon) to attempt to have GRMC released from all liability to third parties with respect to any commitments, purchase orders, agreements, contracts, licenses and leases assumed pursuant to this Agreement (the “Third Party Contracts”), but the failure of any third party, notwithstanding such cooperation, to so release GRMC upon the assumption by Buyer of the Third Party Contracts shall not relieve Texaco, GOC or GRMC of their obligations to consummate the transactions contemplated by this Agreement. The indemnification provisions contained in Sections 12 and 13 herein shall continue to apply in favor of Texaco, GOC and GRMC despite the failure, if any, of a third party to so release GRMC.

                    6. Representations and Warranties of Texaco, GOC and GRMC. Texaco, GOC and GRMC hereby, jointly and severally, represent and warrant to Buyer as follows:

                    (a) Organization and Good Standing of Texaco, GOC and GRMC. Texaco, GOC and GRMC are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware.

                    (b) Certificate of Incorporation and By-laws. Texaco has delivered to Buyer copies of its Certificate of incorporation (certified as of a recent date by its Secretary) and its By-laws (certified as of the date hereof by its Secretary) and copies of the Certificate of Incorporation of each member of the GOC Group (certified as of a recent date by its respective Secretary) and the By-laws of each member of the GOC Group (certified as of the date hereof by its respective Secretary), all of which copies are complete and correct as of the date hereof.

                    (c) Corporate Authority. The execution, delivery and performance by Texaco, GOC or GRMC, as appropriate, of this Agreement, the Trademark License Agreement, the Supply Agreement, the Delaware City Handling Agreement, the ECRA Agreement and the Mutual Cancellation Agreement (the Trademark License Agreement, the Supply Agreement, the Delaware City Handling Agreement, the ECRA Agreement and the Mutual Cancellation Agreement, being collectively referred to as the “Related Agreements”), the Assignment and Assumption Agreement, the Deeds (and other instruments of conveyance referred to in Section 4 herein), the Bills of Sale (the Assignment and Assumption Agreement, the Deeds and related instruments of conveyance and the Bills of Sale being col-

lectively referred to as the “Operative Documents”), the Confidentiality Agreement among Buyer, Texaco and GOC, dated February 15, 1984 (the “Confidentiality Agreement”), and the Memorandum of Agreement, including without limitation, the sale, conveyance, assignment, transfer and delivery of the Assets contemplated hereby and thereby, have been duly and effectively authorized by the Boards of Directors (or Executive Committees) of Texaco and of each Member of the GOC Group, as appropriate. No other corporate proceedings on the part of Texaco or any member of the GOC Group are necessary to authorize this Agreement, the Related Agreements, the Operative Documents, the Confidentiality Agreement or the Memorandum of Agreement or the transactions contemplated herein and therein; and this Agreement, the Confidentiality Agreement and the Memorandum of Agreement are, and the Related Agreements and the Operative Documents will be, valid and binding obligations of Texaco, GOC or GRMC, as appropriate. Except as set forth in Exhibit J hereto, neither Texaco nor any member of the GOC Group has any legal obligation, absolute or contingent, to any other person or firm to sell the Assets or to effect any merger, consolidation or other reorganization or to enter into any agreement with respect thereto. Neither the execution and delivery of this Agreement, the Related Agreements, the Operative Documents, the Confidentiality Agreement or the Memorandum of Agreement nor the consummation of the transactions contemplated hereby or thereby nor compliance by Texaco or any member of the GOC

Group with any of the provisions hereof or thereof will (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets under, any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Texaco or any member of the GOC Group or any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation to which Texaco or any member of the GOC Group is a party, or by which Texaco or any member of the GOC Group or any of the Assets may be bound or affected, except for any such conflict, breach or default heretofore disclosed in writing by Texaco to Buyer as to which requisite waivers or consent shall have been obtained prior to the Closing Date, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Texaco or any member of the GOC Group or any of the Properties or Assets.

                    (d) Absence of Undisclosed Liabilities and Obligations. Except to the extent reflected in Exhibit J hereto, Texaco, GOC and GRMC do not have and will not have any liabilities or obligations with respect to the Assets or the Operation (whether accrued, absolute, contingent or otherwise), which are material to the Operation taken as a whole.

                    (e) Inventory. The Inventory of the Operation will consist of items of a quality and quantity usable or salable, in the normal course of the Operation’s business. On the Closing Date, the Inventory of the Operation will not be excessive in kind or amount in light of the business of the Operation done or to be done and any increase in such Inventory subsequent to the date hereof will be reasonable and warranted in the ordinary course of business of the Operation.

                    (f) Title to Properties; Absence of Liens and Encumbrances, etc. Except as otherwise disclosed in Exhibit L hereto, (i) GRMC has title to all the real and personal Properties and Inventory of the Operation, and all the Properties and Inventory are free and clear of all liens, security interests, charges and encumbrances of any nature whatsoever, except such imperfections of title and encumbrances, if any, as do not materially detract from the value, or interfere with the present use, of the Properties of the Operation or otherwise materially impair the business activities of the Operation; (ii) all Leases represented in Exhibit D hereto to be held by GRMC in connection with the Properties or the Operation are valid, binding and in full force and effect in accordance with their terms and neither Texaco nor any member of the GOC Group has any knowledge of any breaches, liens, encumbrances, easements, rights of way, building or use restrictions, exceptions, reservations or limitations which in any material respect interfere with or impair the present and continued use, possession or quiet enjoyment thereof in the usual and normal conduct of the business of the Operation; (iii) neither Texaco nor any member of the GOC Group has received written notice of violation of any applicable zoning or environmental regulation, ordinance or other law, order, regulation or requirement relating to the operations of, or owned or leased Properties of, the Operation and, so far as known to Texaco or any member of the GOC Group, there is no such violation; and (iv) neither Texaco nor any member of the GOC Group has received any written notice of any pending or threatened condemnation proceedings relating to any of the owned or leased Properties of the Operation.

                    (g) Lists of Contracts and Other Data. Exhibits A, A-l, B, C, D, E, J, L, M and N hereto contain in all material respects accurate lists of the information purported to be contained therein under this Agreement. Schedules A through M hereto contain in all material respects accurate lists and summary descriptions of the following as they pertain to the Operation:

               (i) Schedule A: all automobiles, trucks and other vehicles (whether owned or leased) used in the Operation, indicating the state of registration and registration number of owned vehicles, and a schedule of all personal property, a list of equipment leases and similar documents and personal property tax returns;

(ii) Schedule B: all policies of insurance in force with respect to the Operation and the Assets, including, without restricting the generality of the foregoing, those covering properties, buildings, machinery, equipment, furniture, fixtures and operations, including the policy numbers, names and addresses of insurers, expiration dates and descriptions as of December 31, 1983;

(iii) Schedule C: the names of all persons holding powers of attorney to act for the Operation;

               (iv) Schedule D: all computer programs and related software and all management information systems utilised in the Operation, all accounting and data processing systems, including financial information, asset schedule, cash management procedures, bank list, chart of accounts, accounting forms and manuals, including payroll, names of inside and outside auditors and outside bookkeeping and accounting services;

               (v) Schedule E: the volumes of petroleum products (including, without limitation, lubricants and motor oils) sold by the Operation for each of the three years ended December 31, 1983, which information shall be updated to a date which is as close as reasonably practicable to the Closing Date;

               (vi) Schedule F: personnel information regarding the Operation, including organization charts, employee profiles for those employees of GRMC who have consented in writing to the release of their profiles, job descriptions, salaries, terms of employment, employee benefit packages and union agreements;

               (vii) Schedule G: real estate information of GRMC, copies of which are in the possession of Texaco, GOC or GRMC, including title reports, certificates of occupancy, surveys, construction drawings and the terms of all leases or copies thereof;

               (viii) Schedule H: product supply and distribution information, including terminal manuals and procedures, product specifications, packaging agreements for motor oils, lubricants, chemicals and other specialty products sold in service stations, common carrier agreements and rates, distribution procedure manuals and warehousing information;

          (ix) Schedule I: product sales information for the three years ended December 31, 1983, which information shall be updated to a date which is as close as reasonably practicable to the Closing Date, including customer listing by class, credit terms by customer, credit card sales and procedure, advertising information, sales contracts by class and sales volume by customer;

(x) Schedule J: outside counsel by specialty and location;

          (xi) Schedule K: company operated station information for the three years ended December 31, 1983, which information shall be updated to a date which is as close as reasonably practicable to the Closing Date, including lists of management, other personnel, supply and distribution, money handling procedures, retail pricing policies, operation manuals, and revenues and expenses by station and consolidated for the Operation;

(xii) Schedule L: information regarding Getty dealer agreements, including lease term expirations, rental and security information and station equipment;

          (xiii) Schedule M: all trademarks and State and Federal applications and registrations thereof, tradenames (except for tradenames employed by dealers or distributors which incorporate the name “Getty” with the permission of GOC or GRMC), copyrights and licenses of trademarks used in, necessary to the conduct of or otherwise relating to the business of the Operation.

                    (h) Copies of Documents; Other Information. Texaco, GOC and GRMC have previously delivered to Buyer true and complete, in all material respects, copies of all GRMC leases, agreements, contracts, arrangements, plans and other writings referred to in Exhibits D, J, L, M and N hereto and Schedules A through M hereto.

                    Texaco, GOC and GRMC, jointly and severally, represent and warrant to Buyer that all information, not lim-

ited to the information enumerated above, supplied on or after the date hereof is, or will be, complete and accurate in all material respects as of the date on which such information is furnished.

                    (i) Intellectual Property Rights. (i) Patents and Technology. Except for proprietary formulations for greases, motor oils and lubricants (which are excluded assets listed in Exhibit E), none of Texaco, GOC or GRMC is aware of any patent (s) or proprietary technical information existing at the Closing Date used in or necessary to continue the conduct of the business of the Operation. Should any such patent(s) or information come to the attention of Texaco or the GOC Group, Texaco agrees to grant, to the extent Texaco has the legal right to do so, to Buyer the right to continue the Operation under such patent rights of the GOC Group and to use solely in the Operation such information of the GOC Group as previously used. No infringement or other proceedings have been instituted against or claims received by Texaco or any member of the GOC Group in respect of the Operation or the Assets, nor does Texaco or any member of the GOC Group have any knowledge of any infringement or claim of infringement based upon a third party patent, patent application, license, invention, trade secret or technical assistance arrangement.

                    (ii) Trademarks and Copyrights. (A) Except for the trademark “Veedol” which is an excluded asset listed in Exhibit E, Schedule M hereto is a complete list of all trademarks and State and Federal applications and registrations thereof, tradenames (except for tradenames employed by dealers or distributors which incorporate the name “Getty” with the permission of GOC or GRMC), copyrights and licenses of trademarks used in, necessary to the conduct of or otherwise relating to the business of the Operation (collectively the “Trademarks”); (B) all of the Trademarks are valid and in full force and effect; (C) no infringement or other proceedings have been instituted against, or claims received by, Texaco or any member of the GOC Group with respect to the Trademarks, nor, to the knowledge of Texaco or any member of the GOC Group are any such proceedings relating to the Trademarks threatened alleging any such violation nor does Texaco or any member of the GOC Group know of any basis for any such proceeding or claim; (D) except as set forth in Exhibit M hereto, to the knowledge of Texaco and each member of the GOC Group, there is no infringement of the Trademarks by any third party or adverse claim by any third party to the Trademarks or entitlement of any third party to royalties from the use of the Trademarks; (E) as of the time of the Closing no other party or person other than Texaco or the members of the GOC Group has a right to use the Trademarks; and (F) all of the right and authority of Texaco and each member of the GOC Group to use the Trademarks in the conduct of the Operation’s business is freely and fully licensable by them to Buyer as the purchaser of the Assets and business of the Operation.

                    (j) Insurance. All policies of insurance (or renewals thereof) set forth in Schedule B hereto are outstanding and duly in force on the date hereof. Such policies (which are excluded assets listed in Exhibit E) insure against such losses and risks as are adequate in the judgment of GRMC to protect the properties and business of the Operation. Neither Texaco nor any member of the GOC Group has received any notice or recommendation from any insurer or agent of such insurer that substantial capital improvements or other expenditures should be made in order to continue such insurance.

                    (k) Litigation. Except as disclosed in Exhibit M hereto, (i) there is no (A) litigation, proceeding, labor dispute (other than routine grievance procedures), arbitration or government investigation pending or, so far as known to Texaco or any member of the GOC Group, threatened against Texaco or any member of the GOC Group with respect to the business of, or otherwise relating to, (v) the Operation, (w) the Assets, (x) the Trademarks, (y) the transactions contemplated by this Agreement, or (z) personnel employed in the Operation with reference to actions taken by them in such capacities, nor (B) valid basis known to Texaco or any member of the GOC Group for any litigation of the type described in clause (A) above, proceeding or investigation which if adversely determined could, in any one case or in the aggregate, have a material adverse effect on the business of the Operation or the Assets taken as a whole; and

(ii) there are no decrees, injunctions or orders of any court or governmental department or agency outstanding against Texaco or any member of the GOC Group with respect to the business of the Operation.

                    (1) Compliance with Laws. Texaco and each member of the GOC Group have complied in all material respects with all applicable statutes, regulations, orders, ordinances and other laws of the United States of America and all state and local governments, and agencies of any of the foregoing as they relate in any respect to the Operation or any of the Assets, including the Petroleum Marketing Practices Act (“PMPA”) and any similar state or local government law, regulation or ordinance pertaining to service stations, and the Environmental Cleanup Responsibility Act of New Jersey (“ECRA”). Except as set forth in Exhibit M hereto, neither Texaco, GOC nor GRMC has received any written notice to the effect that, or otherwise been advised in writing that, any one of them is not in compliance with any of such statutes, regulations and orders, ordinances or other laws as they relate in any material respect to the Operation or any of the Assets, taken as a whole, and none has any reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations which could, in any one case or in the aggregate, have a material adverse effect on the business of the Operation or the Assets, taken as a whole. To the best of Texaco’s, GOC’s and GRMC’s knowledge, except as set forth in Exhibit N hereto, there is not presently pending any proceeding, hearing or investigation with respect to the adoption of amendments or modifications to existing laws or ordinances, regulations or restrictions with respect to such matters which, if adopted, would materially adversely affect the Assets or present business of the Operation, taken as a whole.

                    (m) No Brokers. Neither Texaco nor any member of the GOC Group has contacted or had any dealings with or entered into, and will not enter into, any agreement, arrangement or understanding with any broker, leasing agent, finder or similar person or entity with respect to this Agreement and the transaction contemplated herein which will result in the obligation of Buyer or Texaco or any member of the GOC Group to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated herein.

                    (n) Transactions with Certain Persons. No officer, director or employee of Texaco or of any member of the GOC Group is presently a party to any transaction with Texaco or any member of the GOC Group relating to the business of the Operation, including without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, directors or employees) any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as an officer, director, trustee, partner or shareholder.

                    (o) Investment Intent. The Subordinated Note is being acquired by GRMC for its account for investment and not with a view to the distribution or resale thereof and may bear customary legends to this effect.

                    (p) Consents and Approvals. Except in accordance with Sections 10(a) and 11(a) herein and as set forth in Exhibit L hereto, no consent, approval, permission or other authorization of or by, or designation, declaration, filing, registration or qualification with, any Federal or state court, administrative agency or other governmental authority is required on the part of Texaco or any member of the GOC Group in connection with the execution and delivery by Texaco, GOC and GRMC of this Agreement, the Related Agreements, the Operative Documents, the Confidentiality Agreement and Memorandum of Agreement or the consummation of the transactions contemplated hereby and thereby.

                    (q) No Material Adverse Change. Except for the effect of adverse market conditions in the petroleum industry generally, since December 31, 1983 through the date of this Agreement there has been no material adverse change in the business or financial condition of the Operation, taken as a whole.

                    (r) Ownership of Assets. GOC has legal title to all of the Trademarks. GRMC has title to all of the Assets, other than the Trademarks, free and clear of all claims,

liens, security interests, charges and encumbrances except as set forth in Exhibit L hereto.

                    (s) Disclosure. No representation or warranty made by Texaco, GOC or GRMC in this Agreement or as provided herein contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein not false or misleading.

                    (t) Merger Agreement. The merger provided for in the Merger Agreement dated January 6, 1984 between Texaco and GOC (the “Merger Agreement”) has been completed and a copy of the Merger Agreement has been delivered to Buyer.

                    7. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Texaco, GOC and GRMC as follows:

                    (a) Organization and Good Standing of Buyer and the Realty Company. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. At the Closing, the Realty Company will be a limited partnership duly organized and validly existing under the laws of the State of New York and will be qualified to do business in each state where the ownership of its assets require it to be so qualified.

                    (b) Certificate of Incorporation and By-laws. Buyer (x) has delivered to Texaco copies of its Certificate of Incorporation (certified as of a recent date by its Secretary) and its By-laws (certified as of the date hereof by its Secretary) and (y), prior to the Closing, will deliver to Texaco a copy of the Partnership Agreement of the Realty Company (certified as of a recent date by its general partner), all of which copies are complete and correct as of the date of delivery.

                    (c) Corporate Authority. Buyer has, and to the extent necessary the Realty Company will have, full power and authority, whether corporate or other, to enter into this Agreement, the Related Agreements, the Subordinated Note, the Security Instruments, the Assignment and Assumption Agreement (the Subordinated Mote, the Security Instruments and the Assignment and Assumption Agreement being collectively referred to as “Buyer’s Documents”), the Confidentiality Agreement and the Memorandum of Agreement and to carry out its obligations thereunder; all requisite corporate action has been taken by the Board of Directors of Buyer and all requisite action, will be taken by the Realty Company to authorize the execution, delivery and performance of this Agreement, the Related Agreements, Buyer’s Documents, the Confidentiality Agreement and the Memorandum of Agreement. This Agreement, the Confidentiality Agreement and the Memorandum of Agreement are, and the Related Agreements and Buyer’s Documents, when executed and delivered will be, valid and binding obligations of the Buyer or the Realty Company, as the case may be. Neither the execution and delivery of this Agreement, the Related Agreements, Buyer’s Documents, the Confidentiality Agreement or the Memorandum of Agreement nor the consummation of the transac-

tions contemplated hereby or thereby nor compliance by Buyer or the Realty Company, as the case may be, with any of the provisions hereof or thereof will (i) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Properties which are subject to the Security Instruments (the “Collateral”) under, any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Buyer or the Partnership Agreement of the Realty Company, as the case may be, or any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation by which any of the Collateral may be bound or affected, except for such conflict, breach or default disclosed in writing by Buyer to Texaco as to which requisite waivers or consent shall have been obtained prior to the Closing Date, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to, or affecting, any of the Collateral.

                    (d) No Brokers. Neither Buyer nor the Realty Company has contacted or had any dealings with or entered into, and will not enter into, any agreement, arrangement or understanding with any broker, leasing agent, finder or similar person or entity with respect to this Agreement and the transaction contemplated herein which will result in the obligation of Buyer, Texaco or any member of the GOC Group to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated herein.

                    (e) Validity of Liens. The Security Instruments will each create a valid and continuing lien and security interest in the Collateral in favor of GRMC, subject to no other lien, security interest or adverse claim except as described in the Second Mortgages and Deeds of Trust and the PT Leases.

                    (f) Consents and Approvals. Except in accordance with Sections 10(a) and 11(a) herein and as set forth in Exhibit L hereto, no consent, approval, permission or other authorization of or by, or designation, declaration, filing, registration or qualification with any Federal or state court, administrative agency or other governmental authority is required on the part of Buyer or the Realty Company, as the case may be, or in connection with the execution and delivery of this Agreement, the Related Agreements, Buyer’s Documents, the Confidentiality Agreement or the Memorandum of Agreement or the consummation of the transactions contemplated hereby or thereby.

                    (g) Financial Statements. Buyer has delivered to Texaco true and complete copies of the following financial statements, each of which has been prepared in accordance with generally accepted accounting principles consistently applied (except as otherwise stated therein) throughout the periods indicated:

          (i) Consolidated balance sheets of Buyer and its subsidiaries at January 31, 1983 and 1984, certified by Coopers & Lybrand, independent certified public accountants, and at July 31, 1984 each of which fairly presents the consolidated financial position of Buyer and its subsidiaries as of such dates;

          (ii) Consolidated balance sheets of Alpha Portland Industries, Inc. (“Alpha Portland”) and its subsidiaries at December 31, 1982 and 1983, certified by Coopers & Lybrand, independent certified public accountants, and at September 30, 1984 each of which, to the best of Buyer’s knowledge, fairly presents the consolidated financial position of Alpha Portland and its subsidiaries as of such dates;

          (iii) Consolidated statements of income and retained earnings and changes in financial position of Buyer and its subsidiaries for the fiscal years ended January 31, 1982, 1983 and 1984, certified by Coopers & Lybrand, independent certified public accountants, and for the six months ended July 31, 1984 each of which fairly presents the consolidated results of operations of Buyer and its subsidiaries for the fiscal periods then ended; and

          (iv) Consolidated statements of income and retained earnings and changes in financial positon of Alpha Portland and its subsidiaries for the fiscal years ended December 31, 1981, 1982 and 1983, certified by Coopers & Lybrand, independent certified public accountants, and for the nine months ended September 30, 1984 each of which, to the best of Buyer’s knowledge, fairly presents the consolidated results of operations of Alpha Portland and its subsidiaries for the fiscal periods then ended.

                    (h) No Material Adverse Change. Except for the effect of adverse market conditions in the petroleum industry generally since January 31, 1984 through the date of this Agreement there has been no material adverse change in the business or financial condition of Buyer, its Subsidiar-

ies or, to the best of Buyer’s knowledge, Alpha Portland or its Subsidiaries, taken as a whole.

                    (i) Disclosure. No representation or warranty made by Buyer in this Agreement or as provided herein contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained therein not false or misleading.

                    8. The Closing. (a) Each party agrees that it will promptly begin preparing for Closing by commencing performance of the respective obligations hereunder. At such time that all of the conditions to Closing of this Agreement are fulfilled, the Closing shall be held on a date agreed upon by the parties which shall be on or before January 31, 1985 (the “Closing Date”) effective as of the close of business on the day immediately preceding the Closing Date (the “Closing Time”). If the Closing does not occur by January 31, 1985 by reason of the circumstances set forth in Sections 10(a) or (i) or 11(a) herein, any of the parties may, at its option, at any time up to 15 days prior to January 31, 1985, or such previously extended Closing Date, elect, from time to time, to extend such January 31, 1985 Closing Date to a Closing Date or Dates which in no event shall be later than March 31, 1985.

                    (b) The Closing shall take place on the Closing Date at such mutually convenient time and place as shall be agreed upon by the parties.

                    (c) In the event that GRMC cannot transfer the assets comprising its distribution terminal located in Newark, New Jersey (the “Newark Terminal”) to the Buyer or the Realty Company, as the case may be, on the Closing Date because GRMC has not fully complied with ECRA at that time, it is understood and agreed that the parties hereto will enter into the ECRA Agreement and the Newark Terminal shall be so transferred promptly after compliance with ECRA. Until such transfer, Buyer or the Realty Company, as the case may be, shall not pay GRMC that part of the purchase price allocable hereunder to the Newark Terminal, and GRMC shall continue to occupy and operate the Newark Terminal solely for the account of Buyer subject to the terms and conditions of this Agreement and further subject to Buyer reimbursing GRMC for all operating costs it may incur (including customary maintenance costs and real property taxes) from the Closing Date to the transfer date in respect of the Newark Terminal; provided, however, that the Buyer and its agents shall have the right to enter the premises for the purposes of assisting GRMC in such operation and operating Buyer’s business. Except for the foregoing reimbursement obligations, GRMC shall receive no fee for such operation, shall be solely responsible for such operation, and GRMC and the Buyer shall at all times be independent contractors with respect thereto.

                    9. Certain Covenants. (a) Conduct of the Operation’s Business. (i) Except as disclosed in Exhibit B hereto, from January 1, 1984 through the date of this Agreement, GOC and GRMC have conducted, and Texaco has caused to be conducted, and from the date hereof up to and including the Closing Date, GOC and GRMC shall conduct, and Texaco will cause to be conducted, the business of the Operation only in the ordinary course, and GOC and GRMC will not do or cause to be done, and Texaco will ensure that no party shall do or cause to be done, anything which is represented and warranted not to have been done in this Agreement.

                              (ii) In addition, GOC and GRMC will not, and Texaco will ensure that GOC and GRMC will not, except as otherwise permitted by this Agreement or consented to in writing by Buyer:

(A) knowingly fail to comply with any laws, ordinances, regulations or other governmental restrictions applicable in any respect to the Operation or any of the Assets;

(B) grant any powers of attorney to act for the Operation;

(C) mortgage or pledge or otherwise encumber any of the Assets;

          (D) sell, assign or transfer any service stations, or any of the other Assets, other than in the ordinary course of business of the Operation or as contemplated by the provisions of Section 1(a)(i) herein;

(E) cancel or terminate any contract, agreement or other instrument material to the Operation; or

(F) engage in or enter into any material transaction with respect to the business of the Operation of any nature not expressly provided for herein, except transactions in the ordinary course of business and except transactions which do not exceed $10,000 individually or $100,000 in the aggregate.

(iii) GOC and GRMC shall, and Texaco shall ensure that GOC and GRMC shall, until the Closing Date:

(A) maintain in full force and effect the insurance policies set forth in Schedule B hereto (or policies providing substantially the same coverage);

          (B) take such action as may reasonably be necessary to preserve the Assets, wherever located, which are material to the business of the Operation, including, without limitation, the distribution terminals owned by GRMC;

          (C) maintain its books and records in accordance with generally accepted accounting principles and in the manner consistent with past practices and promptly advise Buyer in writing of any material adverse change in the condition (financial or otherwise) of the Assets or the Operation; and

          (D) use its best efforts (w) to preserve the business organization of the Operation intact, (x) to continue its operations at its present levels, (y) to keep available to Buyer the services of the Operations personnel and (z) to preserve for Buyer the goodwill of the Operation’s suppliers, customers, creditors and others having business relations with it.

                    (b) Access to the Operation’s Business; Confidentiality. GOC and GRMC shall furnish, and Texaco shall ensure that GOC and GRMC shall furnish, to Buyer and Buyer’s attorneys, accountants, agents and representatives (“Representatives”) all information Buyer reasonably requests regarding the Operation, including all relevant financial information with respect to the Operation, and shall afford Buyer and its Representatives such opportunities and access, at such times and in such manner as is reasonably acceptable to Texaco, GOC or GRMC to such books, records, Assets, Properties, and other facilities of the Operation as they may reasonably request to investigate the accuracy and completeness of such information, and Buyer or its Representatives shall have the right to reasonably reproduce any papers in connection with any such examination of the Operation by Buyer or its Representatives; provided, however, that Buyer agrees to hold in strict confidence all such information in accordance with (x) the terms of the Confidentiality Agreement, and (y) the provisions of Paragraph 23 of the Memorandum of Agreement; and provided, that Buyer’s Representatives enter into similar confidentiality agreements at the request of Texaco, GOC or GRMC; and provided, further, that with respect to any such books and records not exclusively related to the Operation, Texaco, GOC or GRMC may make and deliver, and permit inspection of, excerpts of such information as may be reasonably requested by Buyer or its Representatives.

                    (c) Best Efforts; Mutual Cooperation; Performance. Texaco and GRMC agree to use their respective best efforts (i) to cure title to any of the assets as provided in Section l(c)(i) herein, (ii) to obtain all necessary consents to assignments and transfers pursuant to Section 5 herein, (iii) to conduct the business and provide information to Buyer in accordance with Sections 9(a) and 9(b) herein, and (iv) to assist Buyer, if Buyer elects to hire former GOC Group personnel, pursuant to Section 9(f) herein.

The parties hereto agree that in curing title to assets and obtaining all necessary consents as provided in clauses (i) and (ii) of the preceding sentence, Texaco or GRMC will pay any required amounts up to, but not in excess of, $100,000 in the aggregate. Texaco, GOC and GRMC agree that whenever it is appropriate or necessary for the Realty Company to perform obligations or exercise rights under this Agreement or the Related Agreements other than as set forth in Section 2(a) herein, Buyer will give reasonable written notice thereof to Texaco, GOC or GRMC as may be appropriate and Texaco, GOC and GRMC will accept such performance or honor such exercise; provided that any such performance or exercise will not constitute or be deemed to constitute an assignment of Buyer’s rights and obligations hereunder and if such performance or exercise is not satisfactory, it will not relieve Buyer from any of its obligations or liabilities hereunder or thereunder.

                    (d) Accounts Receivable. The transaction contemplated by this Agreement does not include the transfer to Buyer by GRMC of the Receivables, other than the Dealer Amortizations, of the Operation which originated on or prior to the Closing Date. However, during the sixty day period commencing on the Closing Date (the “Collection Period”). Buyer agrees to use its best efforts, in accordance with Buyer’s customary collection procedure, and at GRMC’s expense with respect to out-of-pocket costs incurred, to collect on behalf of GRMC the Receivables retained by GRMC hereunder; provided, however, Buyer shall have no obligation to institute any legal proceedings to collect such Receivables, or to give preference to the collection of the Receivables over the collection of its own accounts receivable. Buyer agrees to pay GRMC on a weekly basis the amount of any and all monies received by Buyer relating to the Receivables retained by GRMC hereunder. At the end of the Collection Period, or such earlier date as may be requested by GRMC, Buyer will return to GRMC all of the Receivables (and related documents) which originated on or prior to the Closing Date and remain uncollected.

                    (e) Agreements with Franchisees. Buyer agrees that promptly after the Closing it will confirm in writing to each service station dealer or retailer, contract third-party dealer or retailer or jobber or distributor (collectively, “Franchisees”) whose lease, supply contract and/or distributor agreement is assigned to Buyer at the Closing, the continuance of all existing arrangements between GOC and GRMC and the Franchisees which Buyer is assuming under Section 3 herein, including the right to use the Trademarks at each such service station. Buyer further agrees that promptly after the Closing it will also offer in writing to each Franchisee whose lease, supply contract and/or distributor agreement is assigned to Buyer at the Closing, an agreement or contract wherein Buyer will agree and obligate itself to afford to each such Franchisee the same protection and rights currently provided to it as a franchisee under PMPA, provided that such Franchisee agrees and undertakes to perform all duties and obligations imposed on it as a franchisee under PMPA as if the terms of PMPA were applicable as a matter of law to the relationship existing between Buyer and such Franchisee, and Buyer were a “franchisor” and Franchisee were a “franchisee” as those terms are defined in PMPA. Buyer also agrees that, for purposes of satisfying the requirements of PMPA, GOC end GRMC may permit (x) the Franchisees of the service stations in the Territory which GRMC is retaining pursuant to Section 1(c) herein, and (y), after the transfer of the Trademarks to User pursuant to Paragraph 17 of the Trademark License Agreement, the Franchisees of, or in respect of, service stations in the United States outside the Territory to continue to use the Trademarks under license from Buyer to Texaco, GOC and/or their affiliates on the same terms and conditions as set forth in the Trademark License Agreement until the expiration of each such Franchisees’ respective then current franchise agreement, or such later time as may be required by order of a court of competent jurisdiction (provided that Texaco shall have made a bona fide offer of a Texaco franchise to such Franchisee).

                    It is understood and agreed that Texaco, GOC and GRMC shall have the right and obligation, in furtherance of Texaco’s obligation to divest under the Consent Decree, not less than 90 days prior to the date the Trademarks are transferred and assigned to Buyer pursuant to Paragraph 17 of the Trademark License Agreement, to send notices of termination to each Franchisee (substantially in the form heretofore delivered by GRMC to Buyer) notifying each Franchisee that such franchise will be terminated effective as of the date the Trademarks are transferred and assigned to Buyer.

                    Buyer agrees that such notices of termination shall not be construed to be a breach of any obligation owed Buyer under this Agreement or elsewhere. Buyer further understands and agrees that in any legal proceeding which may arise from such notices, Texaco, GOC and GRMC will be bound to abide by any judgment or order in such legal proceeding and Buyer agrees that compliance with such judgment or order shall not be construed to be a breach of any obligation owed Buyer under this Agreement or elsewhere.

                    (f) Employees. It is understood and agreed that Texaco, GOC and GRMC shall not transfer any employees to Buyer and Buyer shall, pursuant to this Agreement, assume no liabilities or obligations therefor, including, without limitation, no liabilities or obligations with respect to wages, pensions, insurance, vacation, severance or termination pay, withholding or unemployment or other taxes, collective bargaining agreements between Texaco or any member of the GOC Group and any bargaining unit or union representing employees of Texaco or any member of the GOC Group or other employee benefit plans or arrangements. Texaco, GOC and GRMC will use reasonable efforts to assist Buyer in the event that Buyer elects to hire any personnel who previously were employed by any of the members of the GOC Group. It is further understood and agreed that the currently existing arrangements with respect to the loan of GRMC’s personnel to Buyer will continue until the Closing Date, provided that Buyer continues to reimburse GRMC in the manner previously agreed upon.

                    (g) Antitrust Compliance. Each of GOC, GRMC and Buyer agrees to use, and if required, Texaco shall cause GOC and GRMC to use, its best efforts to comply as promptly as practicable with all statutes administered by, and the rules and regulations of, the FTC and the United States Department of Justice in connection with the transaction contemplated by this Agreement, including complying as promptly as practicable with any requests for information. Without limiting the foregoing, Buyer and Texaco agree to use their respective best efforts to have Buyer approved by the FTC as the purchaser of the Operation under the Consent Decree.

                    (h) Negotiations With Third Parties. The parties have incurred and will incur by the nature of the negotiations and investigations regarding this Agreement and the Memorandum of Agreement substantial expenses with respect to the subject matter of this Agreement. Accordingly, Texaco, GOC and GRMC represent and warrant to Buyer that they have ceased, and agree that they will not commence, negotiating with other third parties for the sale of any or all of the Operation. Texaco, GOC and GRMC further agree not to solicit any inquiries or proposals from, or to negotiate with, or provide any information to, any other person, firm or corporation relating to the sale of any or all of the Operation.

                    (i) Use of Trademark. Texaco, GOC and GRMC consent to the use of the Trademarks as provided in the Trademark License Agreement. Texaco, GOC and GRMC also consent to the use by Buyer, and by one or more corporations or unincorporated divisions which may be organized by Buyer, and agree to cooperate with Buyer in obtaining the use, of one or more corporate, divisional or partnership names containing the word “GETTY” to the extent permitted by Paragraph 18 of the Trademark License Agreement. Further, Texaco, GOC and GRMC agree not to use the Trademarks in any petroleum marketing or refining operations in the jurisdictions enumerated in Paragraph 1 of the Trademark License Agreement, including, without limitation, in the Delaware Refinery, except such use as is allowed by Section 9(e) herein.

                    (j) Conduct of Buyer’s Business. Buyer agrees that, from the date hereof up to and including the Closing Date, Buyer will not merge, consolidate, reorganize, liquidate or dissolve or enter into any agreement with respect thereto.

                    (k) Notice of Material Adverse Change in Buyer’s Business. Buyer will notify Texaco of any event (other than changes in general economic conditions or changes generally affecting the petroleum industry) from and after the date hereof up to and including the Closing Date, which, in Buyer’s good faith and reasonable judgment, materially adversely affects the business of Buyer and its subsidiaries, taken as a whole.

                    (l) Notice of Material Adverse Change in the Operation. Texaco, GOC and GRMC will each notify Buyer of any event (other than changes in general economic conditions or changes generally affecting the petroleum industry) from and after the date hereof up to and including the Closing Date, which, in their good faith and reasonable judgment, materially adversely affects the business of the Operation.

                    (m) Powers of Attorney. At or prior to the Closing, all powers of attorney relating to the Operation shall be revoked by their terms or Texaco, GOC or GRMC shall revoke them or cause them to be revoked.

                    (n) Removal of Excluded Assets. Buyer agrees that GRMC shall have 90 days after the Closing Date to remove any of the excluded assets listed on Exhibit E from the Properties. Such removals shall be done only upon reasonable advance notice to Buyer and during normal business hours. Texaco agrees to indemnify Buyer pursuant to Section 13(b) herein for any damages caused by GRMC or its agents by or during such removals. In the event that such excluded assets are not removed during such ninety (90) day period, such excluded assets will thereafter become the property of Buyer without any adjustment to the final purchase price under this Agreement.

                    (o) No Franchise Created; Mutual Cancellation Agreement. The parties further understand and agree that none of them has any intention or desire to create any franchise relationship between Texaco, GOC or GRMC and Buyer that is subject to the provisions of the PMPA or any similar state or local government law, regulation or ordinance by virtue of entering into this Agreement, the Trademark License Agreement, the Supply Agreement, or any other agreement among the parties; provided, however, that nothing herein shall terminate, amend, affect or alter the existing agreements between Texaco and Leemilts Petroleum, Inc. The foregoing sentence is not intended by the parties hereto to affect any rights of Franchisees under PMPA or any similar state or local government law, rule or regulation. The parties further understand and agree that the transfer of the Trademarks to Buyer pursuant to Paragraph 17 of the Trademark License Agreement will be, and it is their intention to construe it as, an event which would make termination of any franchise or franchise relationship between the parties reasonable if it were ever determined by a court of competent jurisdiction that such relationship arose.

                    In furtherance of the foregoing, the parties agree that not more than 12 days and not less than 8 days prior to the transfer of the Trademarks pursuant to Paragraph 17 of the Trademark License Agreement, the parties and the Realty Company shall enter into a mutual cancellation of any and all franchise and/or franchise relationship rights among the parties and the Realty Company. The effective date of such mutual cancellation shall be the date on which the Trademarks are transferred and assigned to Buyer pursuant to Paragraph 17 of the Trademark License Agreement. The mutual cancellation agreement shall be substantially in the form of Exhibit O hereto (the “Mutual Cancellation Agreement”).

                    (p) Maintenance Support. Provided that Buyer is not in default under this Agreement or any of the Related Agreements, GRMC agrees that it will pay Buyer amounts up to and including $560,000 per year for each of the first three years after the Closing Date in maintenance support for the service stations and distribution terminals (including all related equipment) transferred to Buyer under this Agreement. Such maintenance support shall be paid promptly by GRMC against third-party vendor invoices for work actually performed, materials or supplies used or equipment repaired or installed at such service stations and distribution terminals (including all related equipment).

                    (q) Financial Information. From and after the date hereof and until such time as the Subordinated Note shall have been paid in full, Buyer will provide Texaco with copies of all (i) reports and other financial information filed by it after the date hereof with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and (ii) (x) unaudited financial statements of the Realty Company within 45 days after the end of each fiscal quarter of the Realty Company and (y) audited (by Coopers & Lybrand or other nationally recognized firm of independent certified public accountants) financial statements of the Realty Company within 90 days after the end of each fiscal year of the Realty Company.

                    10. Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, or the waiver by Buyer, on or prior to the Closing Date, of the following conditions:

                    (a) Antitrust Compliance. Buyer shall have been approved by the FTC as the purchaser of the Operation under the Consent Decree. No preliminary or permanent injunction, court order, order issued by or consent decree entered into with the FTC, or other regulatory restraint shall be in effect which prevents Texaco, any member of the GOC Group or Buyer from performing any of its obligations hereunder and, after reasonably diligent efforts to remove same, remains in effect at the Closing Date, as it may be extended pursuant to Section 8 herein.

                    (b) Approvals and Consents. Except as set forth in Exhibit L hereto, Texaco, GOC and GRMC shall have obtained all requisite approvals and consents from governmental or regulatory bodies or agencies or pursuant to leases, mortgages, contracts, agreements, permits or licenses for the transfer of the Assets to Buyer in the manner contemplated by this Agreement.

                    (c) Trademarks. Buyer shall be satisfied that there are no material limitations on Buyer’s ability to use the Trademarks after the Closing in the manner contemplated by the Trademark License Agreement in the jurisdictions enumerated therein.

                    (d) PMPA Compliance. Buyer shall be satisfied that the parties have complied with the PMPA and any other similar state or local government law, regulation or ordinance pertaining to service stations.

                    (e) Representations and Warranties True at the Closing Date. The representations and warranties of Texaco, GOC and GRMC contained in this Agreement shall be deemed to have been made again on and as of the Closing Date and shall then be true and correct in all material respects, and on the Closing Date, each of Texaco, GOC and GRMC shall have delivered to Buyer a certificate to such effect signed by the Vice Chairman of the Board and by the principal financial officer in the case of Texaco, and by the President or any Vice President and the principal financial officer in the case of GOC and GRMC.

                    (f) Performance by Texaco, GOC and GRMC. Each of the obligations of Texaco, GOC and GRMC to be performed by them on or before the Closing Date, pursuant to the terms of this Agreement, shall have been duly performed by the Closing Date and, on the Closing Date, each of Texaco, GOC and GRMC shall have delivered to Buyer a certificate to such effect signed by the Vice Chairman of the Board and by the principal financial officer in the case of Texaco, and by the President or any Vice President and the principal financial officer in the case of GOC and GRMC.

                    (g) Authority. All action required to be taken by, or on the part of, Texaco or any member of the GOC Group to authorize the execution, delivery and performance of this Agreement, the Related Agreements, the Operative Documents, the Confidentiality Agreement and the Memorandum of Agreement and the consummation of the transaction contemplated hereby and thereby shall have been duly and velidly taken by the Boards of Directors (or Executive Committees) of Texaco and the members of the GOC Group, as appropriate.

                    (h) Opinion of Texaco’s Counsel. There shall have been delivered to Buyer an opinion of Arthur G. Taylor, Esq., a General Attorney of Texaco, dated the Closing Date and addressed to Buyer, to the effect that:

               (i) Texaco, GOC and GRMC are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have corporate power to carry on the business of the Operation as it is then being conducted (including the power to own or lease the Assets);

               (ii) Texaco and each member of the GOC Group, as appropriate, have full corporate power and authority to enter into this Agreement, the Related Agreements, the Operative Documents, the Confidentiality Agreement and the Memorandum of Agreement and to carry out their respective obligations thereunder; the execution, delivery and performance of this Agreement, the Related Agreements, the Operative Documents, the Confidentiality Agreement and the Memorandum of Agreement by Texaco and by each member of the GOC Group, as appropriate, including without limitation the sale, conveyance, assignment, transfer and delivery of the Assets as provided herein and therein, have been duly authorized and approved by all requisite corporate action of Texaco and of each member of the GOC Group, as appropriate, and, this Agreement, the Related Agreements (other than the Mutual Cancellation Agreement), the Operative Documents, the Confidentiality Agreement and the Memorandum of Agreement have been duly executed and delivered by Texaco and by each member of the GOC Group, as appropriate, pursuant to such authorization and constitute valid and binding obligations of Texaco and of each member of the GOC Group, as appropriate, enforceable in accordance with their respective terms;

          (iii) Neither the execution and delivery of this Agreement, the Related Agreements, the Operative Documents, the Confidentiality Agreement or the Memorandum of Agreement nor the consummation of the transactions contemplated hereby or thereby nor compliance by Texaco or any member of the GOC Group with any of the provisions hereof or thereof will (x) violate or conflict with, or result in a breach of any provisions of the Certificate of Incorporation or By-laws of Texaco or any member of the GOC Group, (y) to the best of such counsel’s knowledge, violate, conflict with, result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation of which such counsel has knowledges to which Texaco or any member of the GOC Group is a party, or by which Texaco or any member of the GOC Group or any of the Assets may be bound or affected, except for any such conflict, breach or default heretofore disclosed in writing by Texaco to Buyer as to which requisite waivers or consents (specifying such waivers or consents) shall have been obtained by Texaco or any member of the GOC Group by the Closing Date, or (z) violate any order, writ, injunction or decree, of which such counsel has knowledge, or any statute, rule or regulation applicable to Texaco or any member of the GOC Group, the Operation or any of the Assets;

(iv) To the best of such counsel’s knowledge, the Assets are free and clear of any and all liens and encumbrances except as otherwise disclosed in Exhibit L hereto;

          (v) Except as otherwise disclosed in Exhibit M hereto, such counsel does not know of any litigation, proceeding, labor dispute (other than routine grievance procedures) arbitration or governmental investigation pending or threatened against Texaco or any member of the GOC Group with respect to the business of, or otherwise relating to, the Operation, or the Assets, or the transaction contemplated by this Agreement, or Operation personnel in reference to actions taken by them in such capacities or of any legal impediment to the operation of the Properties and business of the Operation in the ordinary course;

          (vi) The Deeds, Bills of Sale and other instruments of conveyance and transfer referred to in Section 4 herein are valid in accordance with their terms and effectively vest in Buyer or the Realty Company good title in and to the Assets, free and clear of all liens, claims and security interests whatsoever, except as disclosed in Exhibit L hereto (assuming that Buyer or the Realty Company has no actual knowledge of any adverse claims to the Assets and that Buyer or the Realty Company is duly authorized and empowered to accept title to the Assets);

(vii) The merger provided for in the Merger Agreement has been completed; and

          (viii) No consent, approval, permission or other authorization of or by, or designation, declaration, filing, registration or qualification with any Federal or state court, administrative agency or other governmental authority is required on the part of Texaco or any member of the GOC Group in connection with the execution and delivery by Texaco GOC or GRMC of this Agreement, the Related Agreements, the Operative Documents, the Confidentiality Agreement and the Memorandum of Agreement or the consummation of the transactions contemplated hereby and thereby.

                    The opinion of Texaco’s counsel may (x) rely on the opinion of GOC’s counsel as to matters involving GOC or any member of the GOC Group, (y) be given subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally, and (z) be limited to the extent that enforcement may be affected by the availability of equitable remedies or the applicability of principles of equity. In addition, any matters as to which Texaco’s counsel is required to state an opinion based on his knowledge shall be made after due inquiry of the legal staff of Texaco and of the legal staff of each member of the GOC Group.

                    (i) Litigation. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency challenging the purchase of the Assets by Buyer or which may in the reasonable judgment of Buyer otherwise affect Buyer, the Assets or the Operation in a manner which is materially adverse.

                    (j) No Material Adverse Changes or New Facts. There shall not, in Buyer’s judgment, have been since December 31, 1983 any development which materially adversely affects, or is reasonably likely to materially adversely affect, the Assets or the Operation (other than changes in general economic conditions or changes generally affecting the petroleum industry). Neither shall Buyer have discovered any fact which in its judgment materially and adversely affects the Operation or the Properties taken as a whole and not disclosed to it pursuant to this Agreement.

                    (k) Assets. GRMC or GOC shall have title to all of the Assets, free and clear of all claims, liens, security interests, charges and encumbrances except as set forth in Exhibit L hereto. The Deeds, Bills of Sale and other instruments of conveyance and transfer referred to in Section

4 herein shall have been duly and validly executed and delivered and shall effectively vest in Buyer or the Realty Company, as the case may be, title to all of the Assets free and clear of any lien, security interest or encumbrance, except as set forth in Exhibit L hereto.

                    (1) Forms of Documents. Buyer shall have approved the forms of the Operative Documents, the Subordinated Note and the Security Instruments, which approval shall not be unreasonably withheld.

                    11. Conditions to Obligations of Texaco, GOC and GRMC. The obligations of Texaco, GOC and GRMC to consummate the transaction contemplated hereby shall be subject to the fulfillment, or the waiver by Texaco, GOC and GRMC on or prior to the Closing Date, of the following conditions:

                    (a) Antitrust Compliance. No preliminary or permanent injunction, court order, order issued by or consent decree entered into with the FTC, or other regulatory restraint shall be in effect which prevents Texaco, any member of the GOC Group or Buyer from performing any of its obligations hereunder and, after reasonably diligent efforts to remove same, remains in effect at the Closing Date, as it may be extended pursuant to Section 8 herein.

                    (b) Representations and Warranties True at the Closing Date. The representations and warranties of Buyer contained in this Agreement shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all material respects, and on the Clos-

ing Date, Buyer shall hava delivered to Texaco a certificate to such effect, signed by its President and by its Chief Financial Officer.

                    (c) Buyer’s Performance. The Realty Company shall have executed the acknowledgment on the last page of this Agreement; and Buyer or the Realty Company, as the case may be, shall on the Closing Date pay to GRMC the purchase price for the Assets as provided in Section 2 herein and shall assume all of the obligations to be assumed by it pursuant to Section 3 herein.

                     (d) Authority. All action required to be taken by, or on the part of, Buyer or the Realty Company to authorize the execution, delivery and performance of this Agreement, the Related Agreements, Buyer’s Documents, the Confidentiality Agreement and the Memorandum of Agreement by it, and the consummation of the transaction contemplated hereby and thereby shall have been duly and validly taken by the Board of Directors of Buyer or the general partners of the Realty Company.

                     (e) Opinion of Buyer’s Counsel. There shall have been delivered to Texaco an opinion of Buyer’s counsel, Messrs. Dewey, Ballantine, Bushby, Palmer & Wood, dated the Closing Date and addressed to Texaco, GOC and GRMC, to the effect that:

(i) Buyer is a corporation duly organized and existing and in good standing under the laws of the State of Delaware;

(ii) The Realty Company is a limited partnership duly organized and validly existing under the laws of the State of New York;

                (iii) Buyer and the Realty Company each has, as necessary, full power and authority to enter into this Agreement, the Related Agreements, Buyer’s Documents, the Confidentiality Agreement and the Memorandum of Agreement and to carry out their obligations thereunder; all requisite corporate action has been taken by the Board of Directors of Buyer and by the general partners of the Realty Company, as the case may be, to authorize the execution, delivery and performance of this Agreement, the Related Agreements, Buyer’s Documents, the Confidentiality Agreement and the Memorandum of Agreement by Buyer or the Realty Company, as the case may be, and, this Agreement, the Related Agreements (other than the Mutual Cancellation Agreement), Buyer’s Documents, the Confidentiality Agreement and the Memorandum of Agreement have been executed and delivered by Buyer or the Realty Company, as the case may be, pursuant to such authorization and constitute the valid and binding obligation of Buyer or the Realty Company, as the case may be, enforceable in accordance with their respective terms;

                (iv) Neither the execution and delivery of this Agreement, the Related Agreements, Buyer’s Documents, the Confidentiality Agreement and the Memorandum of Agreement nor the consummation of the transactions contemplated hereby and thereby nor compliance by Buyer or the Realty Company with any of the provisions hereof or thereof will (x) violate, or conflict with, or will result in a breach of any provisions of the Certificate of Incorporation or By-laws of Buyer or, if applicable, the Partnership Agreement of the Realty Company, (y) to the best of such counsel’s knowledge, violate, conflict with, result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Collateral under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license agreement or other instrument or obligation known to such counsel by which any of the Collateral may be bound or affected, except for such conflict, breach or default disclosed in writing by Buyer to

Texaco as to which requisite waivers or consents (specifying such waivers or consents) shall have been obtained by the Closing Date, or (z) violate any order, writ, injunction or decree, of which such counsel has knowledge, or any statute, rule or regulation applicable to, or affecting, any of the Collateral;

                (v) The Security Instruments create a valid and continuing lien and security interest in the Collateral in favor of GRMC, subject to no other lien, security interest or adverse claim except as described in the Second Mortgages and Deeds of Trust; and

                (vi) No consent, approval, permission or other authorization of or by, or designation, declaration, filing, registration or qualification with any Federal or state court, administrative agency or other governmental authority is required on the part of Buyer or, as applicable, the Realty Company in connection with the execution and delivery of this Agreement, the Related Agreements, Buyer’s Documents, the Confidentiality Agreement or the Memorandum of Agreement by the Buyer or the consummation of the transactions contemplated hereby and thereby.

                    The opinion of Buyer’s counsel may (y) be given subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforceability of creditors’ rights generally, and (z) be limited to the extent that enforcement may be affected by the availability of equitable remedies or the applicability of principles of equity.

                     (f) Forms of Documents. Texaco and GRMC shall have approved the forms of the Operative Documents, the Subordinated Note, the Security Instruments and the PT Leases, which approval shall not be unreasonably withheld.

                    12. Bulk Sales Act. The parties hereby waive compliance with the provisions of any applicable bulk sales laws, including Article 6 of the Uniform Commercial Code. Texaco, GOC and GRMC, jointly and severally, agree to indemnify and hold harmless Buyer and the Realty Company from and against any and all losses, claims, demands, damages, costs and expenses (including reasonable attorneys’ fees) of every kind, nature, or description, arising out of or resulting from any failure to comply with any applicable bulk sales law. Buyer shall give Texaco notice of any such claim for indemnification in accordance with Section 13(e) herein.

                    13. Nature and Survival of Representations; Indemnification; etc.

                     (a) Nature and Survival of Covenants, Representations and Warranties. All statements contained in any Schedule or Exhibit hereto or in any certificate or instrument of conveyance delivered by or on behalf of Texaco, GOC and GRMC pursuant to this Agreement or in connection with the transaction contemplated hereby, except for covenants, shall be deemed representations and warranties by Texaco, GOC and GRMC hereunder. All covenants, representations and warranties of Texaco, GOC and GRMC made in this Agreement shall survive the Closing Date, notwithstanding any investigation at any time made by or on behalf of Buyer, except that all representations and warranties will terminate two years after the Closing Date.

                    All statements contained in any Schedule or Exhibit hereto or in any certificate or instrument of conveyance delivered by or on behalf of Buyer pursuant to this Agreement or in connection with the transaction contemplated hereby, except for covenants, shall be deemed representations and warranties by Buyer hereunder. All covenants, representations and warranties of Buyer made in this Agreement shall survive the Closing Date, notwithstanding any investigation at any time made by or on behalf of Texaco, GOC and GRMC, except that all representations and warranties will terminate two years after the Closing Date.

                     (b) Agreement by Texaco, GOC and GRMC to Indemnify. In addition to indemnifying Buyer and the Realty Company in accordance with Sections 9(n) or 12 herein, Texaco, GOC and GRMC, jointly and severally, agree, as part of the consideration for the transaction which is the subject of this Agreement, to indemnify and hold harmless Buyer and the Realty Company from and against any and all claims, demands or causes of action and any liability, cost, expense (including but not limited to reasonable attorney’s fees and expenses incurred in defense of Buyer and the Realty Company), damage or loss which may be asserted by Buyer and the Realty Company or any other party or parties, on account of acts or omissions on the part of Texaco or any member of the GOC Group in respect of the Operation on or prior to the Closing Date, including, without limitation, (x) any loss due to any breach of a representation, warranty or covenant hereunder, (y) any loss on account of personal injury or death or property damage caused by or arising out of any event or occurrence happening on or prior to the Closing Date at the Operation, and (z) any loss resulting from any event, occurrence, condition or state of repair at the Oper-

ation which came into existence before the Closing Date, resulting from, but not limited to, the personal property, fixtures, equipment, underground storage tanks and connecting piping whether above or below ground, or any use thereof; provided, that Buyer and the Realty Company shall not be indemnified by Texaco, GOC or GRMC with respect to any claims asserted against Buyer and the Realty Company or by Buyer and the Realty Company against Texaco, GOC or GRMC more than one year after the Closing Date regarding leaks or seepage from underground tanks or connecting piping whether above or below ground. Notwithstanding the indemnification by Texaco, GOC and GRMC set forth in the preceding sentence with respect to damage caused by underground storage tanks or connecting piping, whether above or below ground, Buyer agrees that it will be responsible for the repair or replacement of all equipment purchased pursuant to this Agreement, including without limitation underground storage tanks and connecting piping, whether above or below ground, which require repair or replacement after the Closing. Buyer agrees that it will not assert any claims (other than claims for indemnification hereunder) or causes of action against Texaco or the GOC Group for leaking tanks or piping or underground leaks, unless Texaco fails to abide by and perform the foregoing indemnification. It is understood and agreed that the foregoing indemnification shall include any claims or proceedings asserted by the U.S. Environmental Protection Agency where the contamination of gasoline (or allegation thereof) was caused by Texaco’s, GOC’s or GRMC’s acts or omissions.

                    Texaco, GOC and GRMC, jointly and severally, also agree to indemnify and hold harmless Buyer and the Realty Company with respect to costs, expenses (including, but not limited to, reasonable attorney’s fees and expenses incurred in defense of Buyer and the Realty Company), judgments, assessments and other losses incurred by Buyer and the Realty Company as a result of non-compliance (or alleged non-compliance) by Texaco or any member of the GOC Group in respect of the Operation prior to the Closing with PMPA or other similar state or local government law, regulation or ordinance pertaining to service stations; provided, however, that when such alleged non-compliance is a result of the transaction which is the subject of this Agreement, the Buyer and the Realty Company shall be indemnified pursuant to Sections 13(d) or (f) herein.

                    (c) Buyer’s Agreement to Indemnify. Buyer agrees, as a part of the consideration for the transaction which is the subject of this Agreement, to indemnify and hold harmless Texaco, GOC and GRMC from and against any and all claims, demands or causes of action and any liability, cost, expense (including but not limited to reasonable attorney’s fees and expenses incurred in defense of Texaco, GOC and GRMC), damage or loss which may be asserted by Texaco, GOC or GRMC or any other party or parties, on account of Buyer’s or the Realty Company’s acts or omissions in respect of the Operation (including, without limitation, acts or omissions of Franchisees who use the Trademarks through Buyer) after the Closing Date, including, without limitation, (x) any loss due to any breach of a representation, warranty or covenant hereunder, (y) any loss on account of personal injury or death or property damage caused by or arising out of any event or occurrence happening after the Closing Date at the Operation, and (z) any loss resulting from any event, occurrence, condition or state of repair at the Operation which came into existence after the Closing Date resulting from, but not limited to, the personal property, fixtures, equipment, underground storage tanks and connecting piping, whether above or below ground, or any use thereof. It is understood and agreed that the foregoing indemnification shall include any claims or proceedings asserted by the U.S. Environmental Protection Agency where the contamination of gasoline (or allegation thereof) was caused by Buyer or the Realty Company’s acts or omissions.

                    Buyer also agrees to indemnify and hold harmless Texaco, GOC and GRMC with respect to costs, expenses (including, but not limited to, reasonable attorney’s fees and expenses incurred in defense of Texaco, GOC and GRMC), judgments, assessments and other losses incurred by Texaco, GOC or GRMC as a result of acts or omissions resulting in non-compliance (or alleged non-compliance) by the Buyer or the Realty Company in respect of the Operation after the Closing Date (other than as a result of the transaction which is the subject of this Agreement) with PMPA or other similar state or loca1 government law, regulation or ordinance pertaining to service stations. For purposes of this paragraph “acts or omissions” shall be deemed to also include “termination or “non-renewal” (and allegations thereof) as such terms are used in PMPA, but shall not be deemed to include any situation where Buyer or the Realty Company has offered to renew a “franchise” (as such term is used in PMPA) in the manner prescribed by PMPA. Further, Buyer and the Realty Company agree that in the event that their acts or omissions are determined by a court of competent jurisdiction to be the event which resulted in the “termination” or “non-renewal,” the foregoing indemnification will apply notwithstanding the fact that it was also alleged that the transaction which is the subject of this Agreement also constituted a violation of PMPA, unless a court of competent jurisdiction shall determine that the transaction which is the subject of this Agreement also constituted a violation of PMPA, in which event Buyer and Texaco (or GRMC, as the case may be) shall share equally in the aforesaid costs, expenses, judgments, assessments and other losses.

                    (d) Indemnity Relating to the Transaction which is the Subject of this Agreement. Texaco, GOC and GRMC, jointly and severally, also agree to indemnify and hold harmless Buyer and the Realty Company with respect to their costs, expenses (excluding attorney’s fees and expenses incurred in defense of Buyer and the Realty Company which shall be borne by Buyer and the Realty Company), judgments, assessments and other losses incurred by Buyer and the Realty Company as a result of non-compliance (or alleged non-compliance) by Texaco or any member of the GOC Group as a result of the transaction which is the subject of this Agreement with PMPA or other similar state or local government law, regulation or ordinance pertaining to Franchisees. Notwithstanding the foregoing, Buyer agrees that it shall be liable for 10% of the judgments, assessments, settlements and other losses enumerated in the preceding sentence (whether arising out of individual actions hereunder or class actions as set forth in Section 13(f) herein), but such liability shall not exceed in the aggregate $1 million; provided, however, that the attorneys’ fees and expenses of Buyer and the Realty Company in connection therewith shall not be included in such $1 million. The parties agree that the foregoing indemnification applies only to claims or causes of action asserted by third parties against Buyer or the Realty Company and that Texaco, GOC and GRMC shall not be responsible to Buyer or the Realty Company for the consequences of any injunctive relief therefrom, including, without limitation, any order or requirement that Buyer or the Realty Company divest itself of any of the assets acquired hereunder, except as and to the extent provided in Section 2(d) herein. Buyer agrees, on behalf of itself and the Realty Company, that it will not assert any claims (other than claims for indemnification hereunder) or causes of action against Texaco or the GOC Group for violation of PMPA or other similar state or local government law, regulation or ordinance pertaining to service stations arising out of the transaction which is the subject of this Agreement, unless Texaco fails to comply with Section 2(d) herein or fails to abide by or comply with the foregoing indemnification.

                    (e) Defense; Notice of Claims. Except as provided in Sections 13(d) or (f) herein, each party shall retain its own counsel and defend itself, subject to being reimbursed by the indemnifying party for reasonable attorneys’ fees and expenses pursuant to this Section 13. The indemnified party agrees to give the indemnifying party thirty (30) days written notice of any action, suit, proceeding or discovery of fact upon which the indemnified party intends to base a claim for indemnification (“Claim”) under Sections 9(n) or 12 or subsections (b), (c) and (d) of this Section 13. Failure by the indemnified party to notify the indemnifying party shall relieve the indemnifying party from any liability under this Agreement to the indemnified party with respect to such a Claim. Except as provided in Sections 13(d) or (f) herein, the indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party’s defense of any claim, demand, lawsuit or other proceeding in connection with which indemnification is claimed hereunder. With respect to any issue involved in such claim, demand, lawsuit or other proceeding as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other proceeding on such terms as the indemnifying party, in its sole discretion, shall deem appropriate. In addition, the parties agree to cooperate in any defense or settlement and to give each other full access to all information relevant thereto.

                    (f) PMPA Class Action. Texaco, GOC and GRMC shall, jointly and severally, assume the defense of any cause of action brought by any one or more Franchisees alleging a class action asserting violations of, or rights under, PMPA or other similar state or local government law, regulation or ordinance pertaining to service stations. Buyer and the Realty Company shall have the right to participate in such defense, but they shall bear the costs (including attorneys’ fees and expenses) of their participation and such costs shall not be included in the $1 million referred to in Section 13(d) herein. Texaco, GOC and GRMC, as the indemnifying parties, shall have all of the rights set forth in the penultimate sentence of Section 13(e) herein.

                    (g) Liability Threshold and Right of Set-Off. Notwithstanding anything to the contrary set forth in this Agreement, neither Texaco, GOC or GRMC, nor Buyer or the

Realty Company shall be liable under Section 12 or Subsections (b), (c) and (d) of this Section 13 as a result of any acts or omissions (other than non-compliance with PMPA or other similar state or local government law, regulation or ordinance pertaining to service stations) in respect of the Operation or as a result of the transaction which is the subject of this Agreement except to the extent that the liabilities, costs, expenses (including but not limited to the reasonable attorneys’ fees and expenses incurred in defense of the other party or parties) damages, losses, judgments or assessments incurred by the other party or parties as a result of such acts or omissions shall exceed in the aggregate $100,000.

                    The obligation of any party to indemnify another party under Section 12 or Subsections (b), (c) and (d) of this Section 13 is subject to the indemnifying party’s right to deduct and withhold, by way of set-off, from the payment of any money due the indemnified party, the amount of money by which the indemnified party is in default of payment to the indemnifying party under this Agreement or any one or more of the Related Agreements; provided, however, that both the claim for and the amount of payment are undisputed between the parties.

                    (h) Standard of Materiality. For purposes of the representations and warranties of Texaco, GOC and GRMC made in this Agreement, transactions or events shall be deemed to be material with respect to the business of the Operation or the Assets, taken as a whole, if Buyer or the Realty Company would have a claim for indemnity under Sections 12 or 13 herein (without giving effect to the threshold limitation of Section 13(g) herein) with respect to transactions or events which exceed $10,000 individually or $100,000 in the aggregate.

                    14. Related Agreements. At the Closing, the appropriate parties will enter into the Trademark License Agreement, the Supply Agreement and the Delaware City Handling Agreement and, if required, the ECRA Agreement as set forth below.

                    (a) Trademark License Agreement. At the Closing, Texaco, GOC and Buyer shall enter into a Trademark License Agreement substantially in the form of Exhibit P hereto (the “Trademark License Agreement”) in respect of the Trademarks, including, without limitation, the trade name and trademark “Getty” or any variation thereof or combination of words therewith and as otherwise described in the Trademark License Agreement.

                    (b) Supply Agreement and Delaware City Handling Agreement. At the Closing, Buyer and Texaco shall enter into a Product Supply Agreement substantially in the form of Exhibit Q hereto (the “Supply Agreement”) and related Delaware City Handling Agreement substantially in the form of Exhibit R hereto (the “Delaware City Handling Agreement”) pursuant to which Texaco agrees that for a period of three years after the Closing, it will sell to Buyer, at Buyer’s option, up to (i) 22 million barrels per annum of Buyer’s requirements for gasoline products for the Operation, and (ii) 11 million barrels per annum of Buyer’s requirements for middle distillate petroleum products for the Operation.

                    It is understood and agreed that the prices (and other terms and conditions) to be paid by Buyer for petroleum products to be sold by Texaco under the Supply Agreement for three years were negotiated as part of the total consideration to be paid by Buyer for the Assets to be transferred to Buyer pursuant to this Agreement and that Texaco would not offer such petroleum product prices (and other terms and conditions) for such a lengthy period of time except in the context of the transaction which is the subject of this Agreement. It is also understood and agreed that Texaco’s supply obligation to Buyer under this Agreement and under the Supply Agreement is only for the aforesaid three year term. If Buyer has not obtained alternative sources of supply after the aforesaid three year term of the Supply Agreement, Texaco shall have no obligation to provide petroleum products to Buyer at any price after the expiration of the aforesaid three year term. Buyer agrees to waive, and does hereby waive, any claim that it may have to have petroleum products supplied to it after the aforesaid three year term. Buyer further understands and agrees that if, for any reason, Texaco should at any time enter into negotiations to supply Buyer after the expiration of the Supply Agreement, Buyer shall not assert any right to a price calculated in the manner set forth in the Supply Agreement. The parties agree that this paragraph is not intended to, and does not, apply to any supply arrangements between Texaco and Leemilts Petroleum, Inc.

                    In furtherance of the foregoing, Buyer covenants with Texaco, GOC and GRMC that Buyer will not bring an action in any court or claim before any regulatory agency asserting any rights against Texaco, GOC or GRMC to purchase petroleum products from Texaco, GOC or GRMC after the expiration of the aforesaid three year period.

                    (c) ECRA Agreement. At the Closing, Texaco, GRMC, Buyer and the Realty Company will, if required by the provisions of Section 8(c) hereof, enter into an Agreement regarding the clean-up of the Newark Terminal in compliance with ECRA (the “ECRA Agreement”).

                    15. Terminaling Arrangements. Texaco agrees that, in addition to the arrangements provided for in the Delaware City Handling Agreement, for a period of three years after the Closing it will provide to Buyer at Texaco’s distribution terminals throughput and storage facilities for use by the Operation at then prevailing charges and in mutually agreeable reasonable quantities. Exchange arrangements and in-plant purchase agreements will be entered into on terms as may be mutually agreed upon by the parties. It is understood and agreed that, notwithstanding the foregoing, Texaco has the absolute right in its sole discretion to terminate or reduce the scope of operations at any of its distribution terminals; provided, however, that Buyer shall have the right to use of any of Texaco’s other distribution terminals for the throughput and storage facilities previously made available to Buyer at any such terminal where there is available capacity. Texaco further agrees to cause GRMC to perform all of its obligations under the Delaware City Handling Agreement.

                    16. Specific Performance; Payment of Certain Expenses; Sales and Use Taxes. (a) Each of the parties agree that any actual or threatened breach of any of the covenants or agreements contained in this Agreement shall entitle the other party to apply to any court of competent jurisdiction to enjoin such breach or otherwise enforce the obligations of the defaulting party hereunder. If Texaco, GOC or GRMC are unable to close the transaction due to the circumstances set forth in Section 11(a) herein by the Closing Date (as it may be extended), Texaco, GOC and GRMC agree to reimburse Buyer for its expenses in connection with the transaction which is the subject matter of this Agreement, including without limitation the Memorandum of Agreement, this Agreement and the Related Agreements up to $250,000.

                    (b) Except in accordance with Section 4(a) herein and subsection (a) of this Section 16, each party will be liable for its own costs and expenses incurred in connection with the negotiation, preparation, execution or performance of the transaction which is the subject matter of this Agreement, including without limitation the Memorandum of

Agreement, this Agreement and the Related Agreements (including without limitation, any and all legal, accounting and other professional fees and expenses), irrespective of whether the transaction closes. However, GRMC, on the one hand, and Buyer, on the other hand, shall each be liable for one-half of all applicable sales and use taxes resulting from the consummation of this transaction.

                    17. Waiver. Any of the terms or conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefits thereof without affecting any other terms or conditions of this Agreement.

                    18. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person, telegraphed, or mailed by certified or registered mail, postage prepaid to the following:

Texaco, GOC
and GRMC:

Texaco Inc.
2000 Westchester Avenue
White Plains, New York 10650

Attention: Senior Vice President and General Counsel

with a copy to:

Texaco Inc. 1111 Rusk Avenue Houston, Texas 77002

Attention: President-Texaco USA

Buyer or the Realty Company:

Power Test Corp. 175 Sunnyside Blvd. Plainview, New York 11803

Attention: President

with a copy to:

Dewey, Ballantine, Bushby, Palmer & wood
140 Broadway New York, New York 10005

Attention: Philip E. Coviello, Esq.

or to such other person at such other address as the party to be notified shall have furnished to the other party in writing. All notices, requests, demands and other communications shall be effective upon receipt.

                    19. Entire Agreement; Amendment. This Agreement and the attached Exhibits and Schedules, which are specifically made a part of this Agreement, set forth the entire agreement and understanding of the parties in respect of the transaction contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof, including the Memorandum of Agreement; provided, however, that the provisions of Paragraph 23 of the Memorandum of Agreement respecting confidentiality and the Confidentiality Agreement shall survive the signing of this Asset Purchase Agreement. No representation, promise, inducement or statement of intention has been made by the parties which is not embodied in this Agreement, the Schedules or Exhibits hereto, or the written statements, certificates or other documents delivered pursuant hereto, and none of the parties shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth. This Agreement may be amended or modified only by a written instrument executed by Texaco, GOC, GRMC and Buyer or by their successors and permitted assigns.

                    20. General. This Agreement and the transaction contemplated herein: (a) shall be construed and enforced in accordance with the laws of the State of New York, without regard to the conflict of laws rules thereof; (b) shall inure to the benefit of and be binding upon Texaco, GOC, GRMC and Buyer and their respective successors and permitted assigns, nothing in this Agreement, expressed or implied, being intended to confer upon any other person (other than the Realty Company as provided in Section 21 herein) any rights or remedies hereunder; (c) may not be assigned by any party hereto without the written consent of the other parties hereto, provided that nothing in this clause (c) shall be deemed to limit Buyer’s right to have the Realty Company perform its obligations or exercise its rights hereunder in the manner and to the extent permitted by Section 9(c) herein; and provided further, that GRMC or GOC may assign its rights and obligations hereunder to Texaco; and (d) may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The Section and other headings contained in this Agreement are for reference pur-

poses only and shall not affect in any way the meaning or interpretation of this Agreement.

                    21. Third Party Beneficiary. The parties understand and agree that the Realty Company is a third party beneficiary of this Agreement and the Related Agreements; but only to the extent expressly so provided in this Agreement and the Related Agreements; provided, however, that it is understood and agreed that any provisions in this Agreement or the Related Agreements, or any agreement or waiver entered into by Buyer after the date hereof, which by its terms affects or limits the Realty Company’s rights shall be deemed effective on the Realty Company and its successors and assigns.

                    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year first above written.

TEXACO INC.

	By	/s/	J. W. Kinnear

			Title:	Vice Chairman

ATTEST:

/s/ Carl B. Davidson

Secretary

GETTY OIL COMPANY

	By	/s/	William C. Weitzel Jr.

			Title:	Senior Vice President
and General Counsel

ATTEST:

/s/ Carl B. Davidson

Secretary

GETTY REFINING AND MARKETING COMPANY

	By	/s/	P. I. Bijur

Title: Vice President

ATTEST:

/s/ Carl B. Davidson

Secretary

POWER TEST CORP.

	By	/s/	Leo Liebowitz

Title: President

ATTEST:

/s/ M. Cooper

Asst. Secretary

          Power Test Realty Company Limited Partnership hereby acknowledges that it has been provided with a copy of the aforesaid Asset Purchase Agreement and the Related Agreements and that it is executing this acknowledgement solely for the purposes of its agreement with Section 21 of the Asset Purchase Agreement. Power Test Realty Company Limited Partnership further agrees to enter into the Mutual Cancellation Agreement as set forth in Section 9(o) of the Asset Purchase Agreement.

POWER TEST REALTY COMPANY LIMITED PARTNERSHIP, a New York limited partnership

By:	CLS GENERAL PARTNERSHIP CORP., as General Partner

By	/s/ Leo Liebowitz

Leo Liebowitz, President